STOCK PURCHASE AGREEMENT


            THIS AGREEMENT ("Agreement") is made and entered into this 20th day of November, 1995, by and among Michael E. Heisley, Jr. and Emily Heisley Stoeckel ("Sellers"), and Pettibone Corporation, a Delaware corporation (the "Buyer").

            WHEREAS, each Seller owns 500,000 shares (the "Shares") of common stock of Robertson Ceco Corporation;

            WHEREAS, each Seller desires to sell and Buyer desires to purchase the Shares of each Seller;

            NOW, THEREFORE, in consideration of the premises, representations, warranties, covenants, agreements and promises herein contained, the parties agree as follows:

            SECTION 1.  PURCHASE AND SALE

            1.1. Purchase Price. The Purchase Price for the Shares shall be $4.26 per share, plus interest on such amount from the date hereof to the date of Closing at the rate payable by Michael E. Heisley to Bank of America Illinois pursuant to the November 20, 1995 Demand Promissory Note (the "Interest Rate").

            SECTION 2.  CLOSING

            2.1. Closing. The transfer of the Shares (the "Closing") shall occur at the offices of McDermott, Will & Emery, 227 West Monroe Street, Chicago, Illinois on the date on which the waiting period under Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended (the "HSR Act") has terminated or expired. The Sellers and Buyer will cooperate in making all necessary filings under the HSR Act.

            2.2. Deliveries by Buyer. At the Closing, Buyer shall deliver the following to each Seller:

            (a) $2,130,000, plus interest on such amount from the date hereof to the date of Closing at the Interest Rate; and

            (b) such other instruments or documents as may be necessary or appropriate to carry out the transactions contemplated hereby.

            2.3. Deliveries by Seller. At the Closing, each Seller shall deliver the following:

            (a) stock certificates for a total of 500,000 Shares with stock powers endorsed in blank; and

            (b) such other endorsements, instruments or documents as may be necessary or appropriate to carry out the transactions contemplated hereby.

            SECTION 3.  REPRESENTATIONS AND WARRANTIES OF BUYER

            Buyer represents and warrants to Sellers as of the date hereof and as of the Closing, as follows:

            3.1. Authority. Buyer has all requisite power and authority, without the consent of any other person, to execute and deliver this Agreement and the documents to be delivered at the Closing and to carry out the transactions contemplated hereby and thereby. Buyer is a validly existing corporation in good standing under its jurisdiction of incorporation.

            3.2 Validity. This Agreement has been duly executed and delivered and constitutes the lawful, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors rights generally, or by general equitable principles. No approval, authorization, registration, consent, order or other action of or filing with any person, including any court, administrative agency or other government authority, is required for the execution and delivery by Buyer of this Agreement or the performance by Buyer of its obligations hereunder.

            SECTION 4.  REPRESENTATIONS AND WARRANTIES OF SELLERS

            Each Seller hereby represents and warrants to Buyer as of the date hereof and as of the Closing, as follows:

            4.1. Authority. Each Seller has all requisite power and authority, without the consent of any other person, to execute and deliver this Agreement and the documents to be delivered at the Closing, and to carry out the transactions contemplated hereby and thereby.

            4.2. Validity. This Agreement has been duly executed and delivered and constitutes the lawful, valid and legally binding obligation of each Seller, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors rights generally, or by general equitable principles. No approval, authorization, registration, consent, order or other action of or filing with any person, including any court, administrative agency or other government authority, is required for the execution and delivery by each Seller of this Agreement or the performance by each Seller of their obligations hereunder.

            4.3. Shares. Each Seller is the owner of the 500,000 Shares being sold by it hereunder and has good, marketable and indefeasible title thereto and the absolute right to sell, assign, transfer and deliver the same, free and clear of all claims, security interests, liens, pledges, charges, escrows, options, proxies, rights of first refusal, preemptive rights, mortgages, hypothecations, prior assignments, title retention agreements, indentures, security agreements or any other limitation, encumbrance or restriction of any kind.

            SECTION 5.  SURVIVAL AND INDEMNIFICATION

            The representations and warranties in this Agreement will survive the Closing. Each party shall indemnify and hold harmless the other from any and all loss, liability, cost, expense, claim or obligation arising from any breach of any representation and warranty or failure to fulfill any covenant hereunder.

            SECTION 6.  GENERAL PROVISIONS

            6.1.    Notices.   All notices, requests, demands and other
  communications hereunder shall be in writing and shall be delivered in person or sent by registered or certified mail, postage prepaid, commercial overnight courier (such as Express Mail, Federal Express, etc.) with written verification of receipt or by telecopy.

            6.2. Expenses. Each party to this Agreement shall pay its own costs and expenses in connection with the transactions contemplated hereby.

            6.3. Counterparts. This Agreement may be executed simultaneously in two or more counterparts each of which shall be deemed an original, but all of which together constitute one and the same instrument.

            6.4.    Entire  Transaction.   This Agreement contains the entire
  understanding among the parties with respect to the actions contemplated hereby and supersedes all other agreements, understandings and undertakings among the parties on the subject matter hereof.

            IN WITNESS WHEREOF, each of the parties hereto has executed or caused this Agreement to be executed all as of the date first written above.



  SELLERS:                      PETTIBONE



  /s/ Emily Heisley Stoeckel    By: __________________________
  Emily Heisley Stoeckel        Its: _________________________



  /s/ Michael E. Heisley, Jr.
  Michael E. Heisley, Jr.